SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of November ___, 2013, by and between JH Designs, Inc., a Nevada corporation (the “Company”), and the subscriber listed on the signature page hereof(the “Subscriber”).

WHEREAS, the Company and Subscriber are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) and/or Regulation D (“Regulation D”) promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, pursuant to that certain Share Exchange Agreement by and among the Company, Cardinal Resources, LLC, a Pennsylvania limited liability company (“Cardinal”), and the members of Cardinal (the “Members”), a copy of which is attached hereto as Exhibit A (the “Share Exchange Agreement”), the current majority shareholder of the Company will cancel shares of common stock such that approximately 36 million shares of common stock and no shares of preferred stock are outstanding immediately before consummation of the Share Exchange Agreement (not including any Shares issued hereby), and the Members will exchange their membership interests in Cardinal for approximately 54 million shares of common stock of the Company (the “Shares”); the Company will thereby become the parent of Cardinal and Cardinal will become a wholly owned subsidiary of the Company; the date of consummation of the transactions contemplated by the Share Exchange Agreement is referred to herein as the “Closing Date”); and

WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions contained herein, on the Closing Date the Company shall issue and sell to Subscriber, and Subscriber shall purchase, the number of shares of common stock, $0.001 par value per share (the “Shares”) of the Company set forth on the signature page hereof, at the aggregate purchase price set forth on the signature page hereof, which shall be a price of $0.25 per Share (the “Purchase Price”) together with a warrant permitting the Subscriber to purchase the number of shares of common stock equal to the number of Shares purchased by such Subscriber at the exercise price of $0.50 per share (the “Warrant”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and Subscriber hereby agree as follows:

1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date the Company hereby agrees to sell, assign, transfer and deliver to Subscriber, and Subscriber hereby agrees to purchase and accept delivery from the Company, the Shares and Warrant free of all liens, pledges, mortgages, security interests, charges, restrictions, adverse claims or other encumbrances of any kind or nature whatsoever (“Encumbrances”), for the Purchase Price.

The Purchase Price shall be held in escrow by Cardinal’s counsel, Kline Law Group, PC, until the Closing Date. If the Closing Date does not occur by November 15, 2013, the purchase and sale contemplated hereby shall be deemed void, the Purchase Price will be immediately returned to the Subscriber without deduction and no interest or fees will be deemed to have accrued. Upon such return of the Purchase Price by Company’s counsel, the parties hereto waive any and all rights or claims to fees, interests or penalties from each other or the escrow agent in connection with the deposit of funds, and release of such such funds pursuant hereto.

2. Subscriber Representations and Warranties. Subscriber hereby represents and warrants to and agrees with the Company that:

(a) Standing of Subscriber. Subscriber has the legal capacity and power to enter into this Agreement.

(b) Authorization and Power. Subscriber has the requisite power and authority to enter into and perform this Agreement and to pay the Purchase Price and accept the Shares, Warrant and shares of common stock into which the Warrants are exercisable (collectively, the “Securities”). The execution, delivery and performance of this Agreement by the Subscriber, and the consummation by the Subscriber of the transactions contemplated hereby, have been duly authorized by all necessary action, and no further consent or authorization of Subscriber is required. This Agreement has been duly authorized, executed and delivered by the Subscriber and constitutes, or shall constitute, when executed and delivered, a valid and binding obligation of the Subscriber, enforceable against Subscriber in accordance with the terms hereof.

(c) Information on Subscriber. Subscriber is, and reasonably believes he will be at the Closing Date, an “accredited investor,” as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of, and to make an informed investment decision with respect to, the proposed purchase, which the Subscriber hereby agrees represents a speculative investment. The Subscriber has the authority and is duly and legally qualified to purchase and own the Securities. The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(d) Purchase of Securities. The Subscriber will purchase the Securities for its own account for investment and not with a view toward, or for resale in connection with, the public sale or any distribution thereof in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other person or entity to distribute or regarding the distribution of such Shares;

(e) Compliance with Securities Act. The Subscriber understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(f) Share Legend. The Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(g) Warrant Legend. The Warrant shall bear the following or similar legend

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DOCUMENT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(h) Communication of Offer. Subscriber has a preexisting personal or business relationship with the Company or one or more of its directors, officers, advisors or control persons, and the offer to issue the Securities was directly communicated to Subscriber by the Company. At no time was Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer;

(i) No Governmental Endorsement. Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities, or the suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities;

(j) Receipt of Information. Subscriber believes it has received all the information it considers necessary or appropriate for deciding whether to invest the Principal Amount in the Company and to accept the Securities. Subscriber further represents that through its representatives it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access; and

(k) No Market Manipulation. Subscriber has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock, to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold.

3. Company Representations and Warranties. The Company represents and warrants to, and agrees with, Subscriber that:

(a) Due Incorporation. The Company is a corporation duly organized and in good standing under the laws of Nevada, and Cardinal is a limited liability company duly organized, validly existing and in good standing under the laws of Pennsylvania;

(b) Authority; Enforceability. This Agreement and the Warrant (the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are the valid and binding agreements of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity. The Company has full power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder;

(c) Company Capitalization and Voting Rights. The authorized capital stock of the Company consists of 300,000,000 shares of common stock, $0.0001 par value and no shares of Preferred Stock. As of the date hereof 204,000,000 shares of the Company’s common stock and no shares of preferred stock are issued and outstanding. No shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Company are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Florida law, the the Company Articles of Incorporation, the the Company Bylaws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company’s common stock may vote (“Voting Company Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(d) Cardinal Capitalization and Voting Rights. The authorized capital of Cardinal consists, or will consist immediately prior to the Closing Date, of two million (2,000,000) Class A and Class B Units. As of the date hereof, seven hundred thirty-two thousand nine hundred and twelve (732,912) Class A Units are issued and outstanding, and no Class B Units are issued. In addition, Cardinal has three outstanding options for the issuance of 100,600.5 Class A Units at $0.65 per Unit, and promissory notes convertible into approximately 20,017 Class A Units. Cardinal is also currently engaged in an offering of convertible promissory notes in the principal amount of Three Hundred Fifty Thousand Dollars (US$350,000.00), which will be convertible into an aggregate of approximately 1.4 million shares of common stock of the Company, together with warrant for the purchase of up to 420,000 shares of common stock of the Company at $0.50 per share. In addition, a warrant for the purchase of 42,000 shares of common stock was issued to the placement agent in such note offering. Other than as described above, no other membership interests, shares of capital stock or other voting securities of Cardinal are issued, reserved for issuance or outstanding. Cardinal is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding Units of Cardinal are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Pennsylvania, the Cardinal Operating Agreement, the Cardinal Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which Cardinal is a party or otherwise bound. As of the date of this Agreement, there are not any outstanding contractual obligations of Cardinal to repurchase, redeem or otherwise acquire any shares of capital stock of Cardinal.

(e) Consents. No consent, approval, authorization or order of any court, governmental agency or body having jurisdiction over the Company or of any other person is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations hereunder and thereunder, including, without limitation, the issuance of the Securities;

(f) No Violation or Conflict. Neither the issuance of the Shares or Warrant nor the performance of the Company’s obligations under the Transaction Documents will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (a) the Operating Agreement or Bylaws of the Company or (b) any decree, judgment, order or determination applicable to the Company of any court, governmental agency or body having jurisdiction over the Company or over the properties or assets of the Company; or

(ii) result in the creation or imposition of any lien, charge or encumbrance upon the securities issuable upon exercise or conversion of the Untis and Warrant except in favor of Subscriber as described herein;

(g) No Liens. The Shares and the shares of common stock issuable upon exchange, exercise and conversion of the Warrant:

(i) shall be free and clear of any security interests, liens, claims or other Encumbrances, subject only to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii) shall have been duly and validly issued, fully paid and non-assessable; and

(iii) will not subject the holders thereof to personal liability by reason of being such holders;

(h) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person or entity acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities; and

(i) Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4. Non-Public Information. While the Securities are held by the Subscriber, the Company covenants and agrees that neither it nor any other person acting on its behalf will at any time provide the Subscriber with any information that the Company believes constitutes material non-public information. The Company understands and confirms that the Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

5. Broker’s Commission/Finder’s Fee. Each party hereto represents to the other that there are no parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments in connection with the consummation of the transactions contemplated hereby. Each party hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of the indemnifying party’s actions.

6. Covenants Regarding Indemnification. Each party hereto agrees to indemnify, hold harmless, reimburse and defend the other party and the other party’s officers, directors, agents, counsel, affiliates, members, managers, control persons, and principal shareholders, as applicable, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the indemnified party or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty by the indemnifying party in this Agreement or (ii) any breach or default in performance by the indemnifying party of any covenant or undertaking to be performed by the indemnifying party.

7. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth in the preamble paragraph hereto or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address designated in the preamble paragraph hereto (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties hereto. Neither the Company nor Subscriber has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.

(c) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d) Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the State of California. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HERE UNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) Severability. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(f) Counsel; Ambiguities. Each party and its counsel have participated fully in the review and revision of this Agreement and the other Transaction Documents. The parties understand and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement or the other Transaction Documents. The language in this Agreement and the other Transaction Documents shall be interpreted as to its fair meaning and not strictly for or against any party.

(g) Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties has caused this Agreement to be executed on and as of the date set forth above.

JH DESIGNS, INC.

By:
Name:
Title:

SUBSCRIBER:

Name of Subscriber:

_________________________________________

Address:

_________________________________________

_________________________________________

Fax No.: __________________________________

Taxpayer ID# (if applicable): ___________________

_________________________________________

(Signature)

By: ______________________________________

Dated: ______________________________, 2013

Number of Shares:___________________________

Aggregate Purchase Price:_____________________

Warrant Shares:_____________________________

Warrant Exercise Price: _______________________

[Signature Page to JH Designs, Inc. Subscription Agreement]

EXHIBIT A

SHARE EXCHANGE AGREEMENT